Introduction to:

Bear Stearns Residential Mortgage Corporation

and 5 Year Secure Option ARM Product

Table of Contents

3. Bear Stearns Residential Mortgage

Corporation Overview

4. Who Comprises the BSRM Team?

5. Broker Submissions

6. Mortgage Loan Origination

7. Projected Growth of BSRM

8. BSRM YTD 2006 Originations by

Sector

9. BSRM Product Breakdown, June

2006

10. Mortgage Loan State Geographical

Breakdown

11. Broker Approval Process

12. Origination Process

13. Origination Process, Cont.

14. Prefunding Quality Control

15. Post Closing Quality Control

16. 5 Year Secure Option ARM vs. Standard

MTA Option ARM

17. Option ARM Payment Options

18. Minimum Payment Comparison

19. Collateral Comparison

Bear Stearns Residential Mortgage Corporation (BSRM)

Overview

☐ BSRM is a wholesale mortgage platform that is located in

Scottsdale, AZ

☐ 420 Employees as of June 2006

Operation Centers Located in:

☐ King of Prussia, PA

☐ Irving, TX (EMC Headquarters)

☐ Irvine, CA

☐ Scottsdale, AZ

Who Comprises the BSRM Team?

Jeff Walton, President & CEO

☐ 23 years experience in wholesale mortgage business

☐ Has worked with Sherry Chappell who runs Credit and Ops for 16 years,

Sandy McGowan for 10 years and Richard Pierce for 7 years.

Sandy McGowan, EVP of Secondary Marketing

☐27 years of mortgage banking experience

Sherry Chappell, EVP of Operations

☐25 years in the wholesale mortgage business

Richard Pierce, EVP of Production

☐13 years experience all in Alt-A and Non-Conforming Sales

Broker Submissions –

BSRM is technologically centered and has created a web

portal through which brokers can submit loans.

BearDirect.net:

☐Online Decisioning Engine

☐Online Pricing

☐Online Scenario Engine

Brokers have 24/7 access to BearDirect.net where they can:

☐Input scenarios

☐Select a product

☐Obtain a price

☐Receive a hard approval

For further information please visit BearDirect.net

and click on “TOUR BEARDIRECT”

Mortgage Loan Origination

☐BSRM began originating mortgage loans in April 2005

☐BSRM Origination Figures:

April - Dec 2005: $630 MM

June 2006: $515 MM

YTD 2006*: $2 B

☐Origination Channels:

— Wholesale: 85%

— Correspondents:15%

*YTD figures are fiscal year to date (12/1/05 – 6/30/06)

Projected Growth of BSRM

Current Stats, as of June 2006

☐110 Account Executives and Sales Managers

☐Licensed in 48 states

☐Total headcount of 420 employees

Projections for 2006

☐$5 B of mortgage loan origination

☐180 Account Executives

Projections for 2007

☐$11 B of mortgage loan origination

☐300 Account Executives

BSRM YTD 2006 Originations by Sector

*YTD figures are fiscal year to date (12/1/05 – 6/30/06)

BSRM Product Breakdown June 2006

•5 Year Secure Option ARM share of total has grown since its launch and was approximately 47% in June (vs. 25% for YTD 2006)

Mortgage Loan Geographical State Breakdown

*YTD figures are fiscal year to date (12/1/05 – 6/30/06)

Broker Approval Process

Brokers are screened by BSRM Broker Relations Department which requires:

☐An executed application with supporting documents including

— Financial statements

— Principals’ Resumes

— References and Credit History

— Proof of State Licensing

☐Market Asset Research Institute (MARI)

— Runs reference and credit history of Brokers

— Annual recertification and ongoing MARI notification of new public and private information reported on current accounts

— Monitor production activity in conjunction with Sales Management

☐Annual Recertification Process

— Licenses

— Financials

— Production Quality

☐Current Broker Approval Numbers

— Over 2,500 main corporate brokers approved with another 1,000 branch accounts for a total of 3,500 brokers

— 130 correspondents approved

Origination Process

☐4 Operation Centers which house 240 people, including 60 seasoned underwriters with an average of 6 years experience in Alt-A and Subprime underwriting

☐Formal training for underwriters for them to attain credit authorization and monitoring process once they have attained authorization

☐15% of business is correspondence – no delegated underwriting allowed,

underwriting retained by BSRM

☐Exceptions are limited as originations all flow through BSRM’s automated underwriting engine, BearDirect

☐Collateral review done onsite by BSRM underwriters

☐AVM models are utilized for confirmation of collateral values; full appraisal required for funding

Origination Process, Cont.

☐Additional Appraisal Reviews Required for:

- Higher loan amounts

• > $650 K requires field review

• > $1 MM requires 2 full appraisals, one from a national firm

-Loans with marketing times greater than 6 months or layered risk, arm’s length transactions in NY’s 5 boroughs and GA

-Any investment property with CLTV of over 80% on 5 year option ARMs

☐EMC investigates reports of fraud thoroughly

☐Compliance-Ease to test federal / state high cost & predatory lending laws

Prefunding Quality Control

☐Broker and Correspondent process for 100% of loans

-24 months chain of title to ensure property, title, and value are correct

-Interthinx DISSCO Report – borrower fraud check

-Verbal verification of borrower employment 10 days prior to closing

-BSRM reissues and verifies credit reports

Post Closing Quality Control

Internal QC Department located in Scottsdale, AZ

☐Target review all FPD*, EPD*, and loans with questionable

issues or indications of fraud

☐Watch list for brokers or correspondents sending

questionable loans

EMC

☐10% Random Monthly Sampling

Clayton Company

☐100% Onsite Review of all New Underwriters

— Represents 30-35% of production

Exceptions < 4% on Credit & Compliance Side

*FPD = First Payment Default; EPD = Early Payment Default

5 Year Secure Option ARM vs. Standard MTA Option ARM

5 Year Secure Option ARM

☐Fixed note rate for 5 years, thereafter rate adjusts every 6 months

☐First 5 year minimum payment is note rate minus 3%

— Dollar amount of minimum payment based upon original loan amount and is an IO payment

☐Payment converts to IO payment at note rate at earlier to occur of (1) reaching Neg-Am cap of 115% or (2) month 60. Payment remains an IO through the 120th payment.

☐Index: 6-month LIBOR, which is now 5.713

☐Margin of 2.25

☐Interest rate caps include initial cap of 5%, periodic cap of 1%, and lifetime cap of 5%

MTA Option ARM

☐Fixed rate for 1 month, thereafter rate adjusts monthly

☐First 12 months minimum payment is note rate of 1%

— Minimum payment based upon original loan amount and is a P&I payment calculated using original note rate of 1%

☐Payment converts to P&I payment at note rate at earlier to occur of (1) reaching Neg-Am cap of 115% or (2) month 60. P&I payment is based on current UPB at current note rate over remaining term.

☐Index: 12 month MTA Index, which is now 4.432

☐Weighted Average Margin of 3.375

☐Interest rate cap consists only of a lifetime cap (generally 9.95%); annual payment change cap = 7.5% of current payment amount

5 Year Secure Option ARM Payment Options:

I. Minimum Payment (Current Note Rate – 3%)

II. IO Payment

III. 30 Year P&I Payment

IV. 15 Year P&I Payment

Minimum Payment Comparison

Key Points:

•5 Year Secure Option ARM does

not discount the initial rate as

much as MTA Option ARM.

•5 Yr Secure Option ARM recasts

to an IO payment rather than P&I

payment used in MTA Option

ARM.

•5 Yr Secure Option ARM has fixed Neg Am and recast date (assuming borrower pays minimum payment), where MTA Option ARM Neg Am velocity is tied to a floating index, thus will grow as rates rise (and will continue to grow as rates stabilize, because it is a lagging index)

•Estimated recast occurs in month

52 for 5 Yr Secure Option ARM

vs. month 40 for MTA Option

ARM.

•Less basis risk as the 5 Year

Secure Option ARM product is

based off of the LIBOR Index.

Loan Amount $100,000 Loan Amount $100,000

Note Rate 7.500% Note Rate 1.000%

Payment Rate 4.500% Payment Rate 1.000%

Term 360 Term 360

6 Mo. Libor Index 5.71% 12 MTA 4.43%

Margin 2.25% Margin 3.38%

Fully-indexed 7.96% Fully-indexed 7.807%

Minimum Payment 375.00 $ (1) Minimum Payment 321.64 $

I/O Payment 625.00 $ (2) I/O Payment 650.58 $ (5)

30 Yr. P&I 699.21 $ 30 Yr. P&I 720.36 $

15 yr. P&I 927.01 $ 15 yr. P&I 944.54 $

Neg Am. $115,000 Neg Am. $115,000

Estimated month in which Neg-Am cap is reached 51 Estimated month in which Neg-Am cap is reached 39 (6)

Payment Months

Min.

Payment UPB Payment Months

Min.

Payment UPB

1-12 375.00 $ 103,105 $ 1-12 321.64 $ 103,984 $

13-24 375.00 106,452 13-24 345.76 108,780

25-36 375.00 110,058 25-36 371.69 113,613

37-40 375.00 111,321 37-39 399.57 114,801

41-51 375.00 114,962 40-51 801.22 114,094

52 718.51 114,962 (3) 52 801.22 113,989

53 718.51 114,962 53 801.22 113,883

54 718.51 114,962 54 801.22 113,777

55 718.51 114,962 55 801.22 113,669

56 718.51 114,962 56 801.22 113,561

57 718.51 114,962 57 801.22 113,452

58 718.51 114,962 58 801.22 113,343

59 718.51 114,962 59 801.22 113,233

60 718.51 114,962 60 801.22 113,121

61 759.71 114,962 (4) 61 801.22 113,010

* 100% of BSRM collateral is serviced by EMC

(1) The payment is calculated using an IO payment and a rate equal to the note rate minus 3%

(2) Interest only period through 120 months at the note rate

(3) Interest only payment based on note rate using current UPB at Neg-Am cap Recast

(4) Interest only payment continues through the 120th payment and is calculated using the current fully indexed rate. Caluclation uses the July 11, 2006 forward 6 month LIBOR curve.

(5) Interest only payment based on fully indexed rate

(6) Estimated using the Forward MTA curve from July 11, 2006

5 Year Secure Option ARM 12 month MTA Option ARM

Sample Collateral Comparison (as of June 2006)

5 Year Secure Option ARM MTA Option ARM

WA FICO 708 721

Avg. Loan Amount (000s) $330 $379

LTV 78% 78%

CLTV 90% 90%

Prepay Penalty*

No Prepay 23% 7%

Prepay 77% 93%

Doc Type

Full 6% 6%

SIVA 55% 87%

No Ratio 28% 4%

SISA 5% 2%

NINA; No Doc 6% 1%

Purpose

Purchase 56% 69%

Rate/Term Refinance 18% 14%

Cash Out Refinance 26% 17%

Owner Occupied 95% 88%

Property Type

Single Family; PUD 85% 82%

2-4 Units 2% 2%

Condo 10% 14%

Townhouse 3% 2%

BSRM Product Mix

*5 Yr Secure Option ARM penalties have a 3 year term and are hard for the first year and soft thereafter; MTA Option

ARM penalties have either a 1 or 3 year term and are hard for the full term.

The data underlying the information contained herein has been obtained from sources that we believe are reliable, but we do not guarantee the accuracy of the underlying data or computations based thereon. The information in this report is illustrative and is not intended to predict actual results, which may differ substantially from those reflected herein. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. You should understand the assumptions and evaluate whether they are appropriate for your purposes. Performance results are often based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value of the inputs given. Models used in any analysis may be proprietary making the results difficult for any third party to reproduce. Contact your registered representatives for explanations of any modeling techniques and the inputs employed in this report. The securities referenced herein are more fully described in offering documents prepared by the issuers, which you are strongly urged to request and review. Bear, Stearns & Co. Inc. ("Bear Stearns") and/or its affiliates or employees may have positions, make a market or deal as principal in the securities referred to herein or related instruments,

while this document is circulating. During such period, Bear Stearns may engage in transactions with, or provide or seek to provide investment banking or other services to, the issuers identified in this report. Bear Stearns may have managed or co-managed a public

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Copyright © 2006 Bear, Stearns & Co. Inc. All rights reserved. Unauthorized duplication, distribution or public display is strictly prohibited

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STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-

9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer,

solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being sold when, as and if issued. The issuer is not obligated to issue such securities or any similar security and our obligation to deliver such security is subject to the terms and conditions of our underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due,

among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in this free writing prospectus. Our obligation

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